EXHIBIT 10.74

SECOND AMENDED AND RESTATED

INSTITUTIONAL FINANCIAL MARKETS, INC.

2010 LONG-TERM INCENTIVE PLAN

Non-Qualified STOCK OPTION AWARD

This Non-Qualified Stock Option Award (this “Award Agreement”), dated as of November 30, 2013 (the “Grant Date”), is by and between Institutional Financial Markets, Inc., a Maryland corporation (the “Company”), and Lester R. Brafman (the “Optionee”).

WHEREAS, the Company maintains the Second Amended and Restated Institutional Financial Markets, Inc. 2010 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”);

WHEREAS, the Optionee is an employee of IFMI, LLC (“IFMI”), a Subsidiary of the Company, and serves as IFMI’s and the Company’s Chief Executive Officer; and

WHEREAS, the Company and the Optionee desire to enter into this award agreement (this “Award Agreement”) pursuant to the Plan.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Definitions.  Capitalized terms used in this Award Agreement shall have the meaning ascribed to such terms in the Plan unless otherwise defined herein.  Notwithstanding anything in the Plan to the contrary, for purposes of this Award Agreement, the following terms shall have the meanings set forth below:

(a) “Cause” shall mean the Optionee’s:

(i)commission of and indictment for (or formal admission to) a felony, or commission of and indictment for (or formal admission to) any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving IFMI;

(ii)engagement in fraud, misappropriation or embezzlement;

(iii)continued failure to materially adhere to the directions of the Board or IFMI’s written policies and practices; or

(iv)material breach of any of the provisions of Section 6 of the Employment Agreement;

provided, that, with regard to clauses (iii) and (iv) of this Section 1(a), the Optionee shall only be deemed to have been terminated for “Cause” if (A) IFMI has delivered a written notice to the Optionee describing the event purporting to give rise to a termination for Cause within 30 days following the occurrence of any event described in clauses (iii) or (iv) of this Section 1(a), and (B) the Board has made a determination that Cause exists (after the Optionee has been provided with a 30-day opportunity to cure the event described in clauses (iii) or (iv) of this Section 1(a) (if such event is capable of being cured), or, with counsel of his choice, with the opportunity to contest the determination at a meeting of the Board) after 30 days following (but not more than 90 days following) the date the written notice described in clause (A) has been given.

(b) “Change of Control” shall mean the happening of any of the following:

(i)any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding Daniel G. Cohen, any Family Member of Mr. Cohen, Mead Park Capital Partners LLC, IFMI, any entity or person controlling, controlled by or under common control with Mr. Cohen, Mead Park Capital Partners LLC, any Family Member of Mr. Cohen, IFMI, any employee benefit plan of IFMI or any such entity, and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which any of the foregoing persons or entities is a member), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Common Stock (in either such case other than as a result of an acquisition of securities directly from the Company or IFMI); provided, however, that, in no event shall a Change of Control be deemed to have occurred upon a public offering of the Common Stock under the Securities Act of 1933, as amended;

(ii)any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate the parent entity, if any);

(iii)there shall occur (i) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) who beneficially hold shares of Common Stock immediately prior to such sale or (ii) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, as applicable; or

(iv)prior to the Expiration Date or the time at which the Options (as defined below) terminate as provided in the Plan and/or this Award Agreement, a majority of the members of Board cease for any reason (other than due to death, disability or compliance with any policy adopted by the Board regarding mandatory retirement age) to be Incumbent Directors.  For purposes hereof, the term “Incumbent Directors” shall mean (i) any of Walter Beach, Rodney E. Bennett, Daniel G. Cohen, Thomas Costello, G. Steven Dawson, Jack DiMaio, Joseph M. Donovan, Jack Haraburda, Christopher Ricciardi, Neil Subin, Lance Ullom, and Charles W. Wolcott, and (ii) any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors.

(c) “Employment Agreement” shall mean the Employment Agreement, dated September 16, 2013, by and among the Company, IFMI and the Optionee.
(d) “Family Member” means (x) a person’s spouse, parent, sibling and descendants (whether natural or adopted), (y) any family limited partnership, limited liability 2 company or other entity wholly owned, directly or indirectly, by such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted), and (z) any estate or trust for the benefit of such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted)).

(e) “Good Reason” shall mean, unless otherwise consented to by the Optionee:

(i)a material reduction of the Optionee’s title, authority, duties or responsibilities, or the assignment to the Optionee of duties materially inconsistent with the Optionee’s position or positions as Chief Executive Officer of the Company and IFMI;

(ii)a reduction in the Optionee’s base salary to a rate of less than $600,000 per annum;

(iii)IFMI’s or the Company’s material breach of the Employment Agreement; or

(iv)the requirement that Optionee relocate his office to a location that is more than 30 miles outside of the Borough of Manhattan, New York;

provided, that, the Optionee shall only be deemed to have terminated the Optionee’s employment for “Good Reason” if the Optionee has provided written notice of such termination within 90 days following the date the Optionee first becomes aware (or reasonably should have become aware) of the occurrence of the event giving rise to a termination for Good Reason, and (A) the Optionee has given written notice to IFMI and the Company of such awareness or constructive awareness within 30 days thereof, and (B) IFMI and/or the Company (as applicable) has not cured such event within 30 days following its or their receipt of the Optionee’s written notice.

2. Grant of Options.  The Company hereby grants to Optionee the three (3) Options  (each an “Option” and, collectively, the “Options”) set forth in this Section 2, each of which is intended to be a Non-Qualified Stock Option and is subject to the terms and conditions set forth herein.  Each such Options shall be a separate and distinct Option for purposes of the Plan, Section 409A of the Code and any applicable federal and state laws.  Subject to Sections 4 and 5 of this Award Agreement, the Optionee’s right to exercise the Options shall expire on the date that is the 5th anniversary of the Grant Date (the “Expiration Date”).

3. 3

Option 1:
Name of Optionee:	Lester R. Brafman
Number of Shares subject to Option 1:	500,000 Shares
Exercise Price per Share subject to Option 1:	$3.00 per Share
Grant Date for Option 1:	November 30, 2013
Vesting Schedule for Option 1:	Subject to Section 3 of this Award Agreement, this Option shall vest on the date that is the 3rd anniversary of the Grant Date.

Option 2:
Name of Optionee:	Lester R. Brafman
Number of Shares subject to Option 2:	1,000,000 Shares
Exercise Price per Share subject to Option 2:	$4.00 per Share
Grant Date for Option 2:	November 30, 2013
Vesting Schedule for Option 2:

Subject to Section 3 of this Award Agreement, this Option shall vest as follows:

i.

333,333 Shares shall vest on the date that is the first anniversary of the Grant Date;

ii.

333,333 Shares shall vest on the date that is the second anniversary of the Grant Date; and

iii.

333,334 Shares shall vest on the date that is the third anniversary of the Grant Date.

Option 3:
Name of Optionee:	Lester R. Brafman
Number of Shares subject to Option 3:	1,000,000 Shares
Exercise Price per Share subject to Option 3:	$5.00 per Share
Grant Date for Option 3:	November 30, 2013
Vesting Schedule for Option 3:

Subject to Section 3 of this Award Agreement, this Option shall vest as follows:

i.

333,333 Shares shall vest on the date that is the first anniversary of the Grant Date;

ii.

333,333 Shares shall vest on the date that is the second anniversary of the Grant Date; and

iii.

333,334 Shares shall vest on the date that is the third anniversary of the Grant Date.

Each Option is conditioned on the approval of the Plan by the Company’s stockholders and each Option will terminate and be forfeited if such stockholder approval is not obtained within 12 months from the Grant Date, and no Option may be exercised or settled (or otherwise result in the issuance of Shares) prior to such stockholder approval.

4. Vesting.  The Options shall vest and become exercisable in accordance with the applicable Vesting Schedule in Section 2 of this Award Agreement, provided that the Optionee is continuously employed by the Company, its Subsidiaries or its Affiliates from the Grant Date through the applicable vesting date in such Vesting Schedule (collectively, the “Vesting Dates”).  Notwithstanding the foregoing sentence, if prior to any of the Vesting Dates, (i) a Change of Control shall occur, then each Option shall fully vest and become exercisable provided that the Optionee is continuously employed by the Company, its Subsidiaries or its Affiliates from the Grant Date through the date of such Change of Control, or (ii) a Termination of Service of the Optionee as a result of any of the following shall occur, then each Option shall become fully vested and exercisable on the date of such Termination of Service:

(a) Death of the Optionee;
(b) Disability of the Optionee;
(c) Retirement of the Optionee;
(d) Termination of Service by IFMI without Cause; or

(e) Termination of Service by the Optionee for Good Reason.

If there is a Termination of Service of the Optionee, and the Options do not vest pursuant to clauses (a) through (e) of this Section 3 in connection with such Termination of Service, then any portion of the Options which is not vested as of the date of such Termination of Service shall be forfeited and of no further force or effect as of the date of such Termination of Service.

5. Time of Exercise of Options.

(a) Until the Expiration Date or the time at which the Options terminate as provided in the Plan and/or this Award Agreement, the Optionee may exercise each Option from time to time to purchase whole Shares as to which such Option is exercisable.  Upon the earlier of the Expiration Date or the time at which the Options terminate as provided in the Plan and/or this Award Agreement, any portion of the Options which remains vested but unexercised shall immediately cease to be exercisable and shall be forfeited and of no further force or effect.

(b) If a Termination of Service of the Optionee occurs on account of the Optionee’s death, Disability or Retirement, each Option may only be exercised until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the Expiration Date.

(c) If a Termination of Service of the Optionee occurs other than by IFMI for Cause, and other than by reason of death, Retirement or Disability, then each Option, to the extent vested, may only be exercised until the earlier of (i) three months after the date of such Termination of Service, or (ii) the Expiration Date; provided, that if the Optionee should die after the Termination of Service, but while any Option is still in effect, such Option (if and to the extent otherwise exercisable by the Optionee at the time of death) may be exercised until the earlier of (A) one year from the date of the Termination of Service of the Optionee, or (B) the Expiration Date.

(d) If, following a Termination of Service, the Optionee does not exercise any Option within the applicable post-employment periods described in clauses (b) and (c) of this Section 4, then any portion of such Option which remains vested but unexercised at the end of the applicable post-employment period shall immediately cease to be exercisable and shall be forfeited and of no further force or effect.

6. Termination of Employment for Cause. If a Termination of Service of the Optionee occurs by IFMI for Cause, then any portion of any Option which remains vested but unexercised shall immediately cease to be exercisable and shall be forfeited and of no further force or effect.

7. Method of Exercise of Options.  Each Option shall be exercised by using the exercise notice attached to this Award Agreement as Exhibit A (as may be amended from time to time by the Committee).  Payment for the Option Price for each Option must be made by one of the following methods:

(a) Certified or bank cashier’s check;
(b) subject to Section 12(e) of the Plan, the proceeds of a Company loan program or third-party sale program or a notice acceptable to the Committee given as 6 consideration under such a program, in each case if permitted by the Committee in its discretion, if such a program has been established and the Optionee is eligible to participate therein;

(c) as has been approved by the Committee as of the date of this Award Agreement, Shares of previously owned Common Stock, which have been previously owned for more than six months, having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price;

(d) as has been approved by the Committee as of the date of this Award Agreement, through the written election of the Optionee to have Shares withheld by the Company from the Shares otherwise to be received, with such withheld Shares having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

(e) by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.

8. Restrictive Covenants.  If the Optionee shall breach any restrictive covenants contained in any agreement between the Company and the Optionee, including, without limitation, this Award Agreement and the Employment Agreement, each Option shall terminate and be cancelled effective as of the date on which the Optionee breached such restrictive covenant, unless terminated or cancelled sooner by operation of another term or condition of this Award Agreement or the Plan.

9. Nontransferability.    Notwithstanding anything in the Plan to the contrary, the Options shall be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of the Optionee’s death, in which event the Options will be governed by the terms and conditions of Sections 3 and 4 of this Award Agreement.

10. Withholding.  The Optionee’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Optionee and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option shall be forfeited upon the failure of the Optionee to satisfy such requirements with respect to the exercise of such Option.

11. No Rights to Awards; Non-Uniform Determinations.  The Optionee shall not have any claim to be granted any option under the Plan.  Neither the Company nor the Committee is obligated to treat Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Participants who receive, or are eligible to receive, options (whether or not such Participants are similarly situated).  In the event of any dispute or disagreement as to the interpretation of the Plan or this Award Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan or this Award Agreement, the decision of the Committee shall be final and binding upon all persons.

12. No Right to Employment or Other Service.  Nothing in the Plan or in the Award Agreement shall confer on the Optionee any right to continue in the employ or other service of the Company, the Subsidiaries or Affiliates or interfere in any way with the right of the Company, the Subsidiaries or Affiliates and their stockholders to terminate the individual’s employment or other service at any time.
13. Notices.

(a) Notices to the Company.  Notices intended for the Company shall be deemed validly given only if delivered in person to, or duly sent, postage and fees prepaid, by registered mail or national courier service addressed to the Company at its principal office and to the attention of the Secretary or another person as designated by the Committee, or to such other address or officer as the Company or its successors may hereafter designate by written notice.

(b) Notice to the Optionee.  Notices intended for the Optionee (or any transferee of the Optionee) shall be deemed validly given only if delivered in person or duly sent, postage and fees prepaid, by mail or national courier service to the last known address of the Optionee (or such transferee) as it appears on the records of the Company or to such other address as the Optionee (or such transferee) shall designate by written notice.

(c) General.  Notices under this Award Agreement must be in writing.  Notices may be sent by nationally or internationally recognized overnight couriers (UPS, FedEx, DHL or other commercial delivery service).  Notices are effective when actually delivered, or if mailed (A) by the United States Postal Service, three days after deposit into the United States mail by registered or certified mail, postage prepaid or (B) a nationally or internationally recognized overnight courier, the next business day after deposit if within the United States, or the second business day after deposit, if not within the United States.

14. No Shareholder Rights.    The Options do not give the Optionee any of the rights of a shareholder of the Company as a result of the grant of the Options unless and until Shares are in fact issued to such person in connection with the Options.

15. Amendments. Except as permitted by the Plan, this Award Agreement may not be amended or modified except by a written agreement executive by the Company and the Optionee or their respective successors and legal representatives.

16. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the State of Maryland.

17. Captions. The captions of this Award Agreement are not part of the provisions hereof and shall have no force and effect.

18. Complete Agreement.  The terms and conditions of the Plan are incorporated into and made a part of this Award Agreement.  This Award Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

19. Severability.  If any one or more of the provisions contained in this Award Agreement is invalid, illegal or unenforceable, the other provisions of this Award Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

By executing this Award Agreement, the Optionee agrees to be bound by all of the terms and conditions of the Plan.  In addition, the  Optionee recognizes and agrees that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Committee or any authorized designee, and shall be final, conclusive and binding on all parties.

INSTITUTIONAL FINANCIAL MARKETS, INC.

By:         /s/ Joseph W. Pooler, Jr.
Name:Joseph W. Pooler, Jr.

Title:Executive Vice President, Chief Financial Officer and Treasurer

I agree to the terms of this Award Agreement and the Plan.

/s/ Lester R. Brafman

Name: Lester R. Brafman

Exhibit A

SECOND AMENDED AND RESTATED

INSTITUTIONAL FINANCIAL MARKETS, INC.

2010 LONG-TERM INCENTIVE PLAN

Non-Qualified Stock Option Exercise Notice

Institutional Financial Markets, Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania  19104

Subject to acceptance by the Committee, effective as of today, _______________, 20___, this constitutes notice under my Option that I elect to purchase the number of shares for the price set forth below.  I hereby elect to exercise my option described below (the “Option”).  All capitalized terms used herein shall have the meaning ascribed to such terms in the Plan or applicable Award Agreement unless otherwise defined herein.

Type of Option:

Stock Option Grant Date:

Number of Shares as to which the Option is exercised:

Number of Shares that remain exercisable under the

Option following the exercise provided for in this notice:

Exercise Price:

Total Exercise Price:

Cash  ☐Check  ☐ Other Permitted Method:

By this exercise, I agree (i) to provide such other documents as Institutional Financial Markets, Inc. (the “Company”) may require pursuant to the Company’s Second Amended and Restated 2010 Long-Term Incentive Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of the withholding obligation, if any, relating to the exercise of this Option, and acknowledge that issuance of the Shares being exercised hereunder is contingent on satisfying any such requirements and/or obligations.

Accepted by:
Optionee:	Institutional Financial Markets, Inc.
Print Name: Address:	By: Name: Title: